Appendix C:  Code of Ethics with Exhibits
Exhibit A: List of Access Person Required to Report Under this Code of Ethics
Exhibit B: Acknowledgement of Receipt of this Code of Ethics and Any Amendments
Exhibit C: Initial Holdings Report
Exhibit D: Quarterly Transaction Report of Access Persons
Exhibit E: Holdings Report
Exhibit F: Pre-Clearance of Personal Securities Transactions
Exhibit G: Annual Attestation of Access Person Affiliates

GOODHAVEN CAPITAL MANAGEMENT

CODE OF ETHICS

GoodHaven Capital Management, LLC (the “Adviser” or “GoodHaven”) a registered investment adviser under the Investment Advisers Act of 1940, (the “Advisers Act”) has adopted this Code of Ethics  (the “Code”) as required under Rule 204A-1 under the Advisers Act and Rule 17j-1 of the Investment Company Act of 1940 (“1940 Act”).

I.	DEFINITIONS

For purposes of this Code the following terms shall have the meanings set forth below:

A)
“Access Person” means all directors, officers and partners of the Adviser and any supervised person who has access to nonpublic information regarding any Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; or who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic.

B)	“Affiliated Persons” or “Affiliates” means

1)
any Employee or Access Person of the Adviser, and any member of the immediate family (defined as spouse, child, mother, father, brother, sister, in-law or any other relative) of any such person who lives in the same household as such person or who is financially dependent upon such person;

2)
any account for which any of the persons described in C. hereof is a custodian, trustee or otherwise acting in a fiduciary capacity, or with respect to which any such person either has the authority to make investment decisions or from time to time gives investment advice; and

3)
any partnership, corporation, joint venture, trust or other entity in which any Employee or Access Person of the Adviser directly or indirectly, in the aggregate, has a 10% or more beneficial interest or for which any such person is a general partner or an executive officer.

C)	“Beneficial ownership of a security” by any person includes securities held by:

1)	a spouse, minor children or relatives who share the same home with such person;

2)	an estate for such person’s benefit;

3)	a trust, of which

a)	such person is a trustee or such person or members of such person’s immediate family have a vested interest in the income or corpus of the trust, or

b)	such person owns a vested beneficial interest, or

c)	such person is the settlor and such person has the power to revoke the trust without the consent of all the beneficiaries;

4)	a partnership in which such person is a partner;

5)	a corporation (other than with respect to treasury shares of the corporation) of which such person is an officer, director or 10% stockholder;

6)	any other person if, by reason of contract, understanding, relationship, agreement or other arrangement, such person obtains therefrom benefits substantially equivalent to those of ownership; or

7)
such person’s spouse or minor children or any other person, if, even though such person does not obtain therefrom the above-mentioned benefits of ownership, such person can vest or revest title in himself at once or at some future time.

A beneficial owner of a security also includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power with respect to such security.  Voting power includes the power to vote, or to direct the voting of such security, and investment power includes the power to dispose, or to direct the disposition of such security.  A person is the beneficial owner of a security if he has the right to acquire beneficial ownership of such security at any time within sixty (60) days.

D)	“Compliance Officer” means the Chief Compliance Officer of the Adviser, or his designee.

E)
“Control” means the power to exercise a controlling influence over the management or policies of a corporation.  Any person who owns beneficially, either directly or through one or more controlled corporations, more than 25% of the voting securities of a corporation shall be presumed to control such corporation.

F)
“Client Accounts” means accounts of any persons who receive from the Adviser investment advice, recommendations, research or analyses concerning securities and from whom the Adviser receives compensation.  This definition is intended to include participants in the GSA Program and any pooled vehicle including, but not limited to, any registered investment company (a “Fund” as defined below”).

G)
“Discretionary Account” means a brokerage account in which the Access Person has delegated authority to a financial adviser or broker to buy and sell securities for the account without the prior approval of the Access Person.

H)	“Employee” means any Employee of the Adviser.

I)
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

J)
“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4 (a) (2) or section 4 (a) (5) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

K)	“Purchase or sale of a Reportable Security” includes the writing of an option to purchase or sell a security.

L)
“Reportable Fund” means; (i) any fund for which the Adviser serves as an investment adviser as defined in section 2(a)(20) of the ICA; or (ii) any fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.  Reportable Fund specifically includes the GoodHaven Fund, a series of The GoodHaven Funds Trust(ICA Reg No. 811-23127).

M)
“Reportable Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, investment or futures contract, limited partnerships meeting the definition of a “security” (including limited liability and other companies that are treated as partnerships for U.S. federal income tax purposes); voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof); or any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency, closed-end investment companies; Exchange Traded Funds; private investment funds, hedge funds and investment clubs; foreign unit trusts and foreign mutual funds or any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency; or in general any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Reportable Security” does not include securities issued or guaranteed by the Government of the United States, its agencies or instrumentalities, bankers’ acceptances, bank certificates of deposit, commercial paper and investment grade short-term debt instruments, including repurchase agreements, shares of money market funds (domiciled inside or outside the United States) or shares of registered open-end investment companies other than Reportable Funds.

N)
“Restricted Security” means any Reportable Security that is included in the GoodHaven Separate Account Program (“GSA Program”) and other Reportable Securities which may be under consideration for purchase or sale by GoodHaven for investment by a Client Account or Fund.

O)	“The GoodHaven Fund” means the registered investment company advised by the Adviser that is a series of The GoodHaven Funds Trust.

P)	“Fund” means any pooled vehicle for which GoodHaven serves as the investment adviser.

II.	COMPLIANCE WITH GOVERNING LAWS,

REGULATIONS AND PROCEDURES

A)
All Employees shall have and maintain knowledge of and shall comply strictly with all applicable federal and state laws and all rules and regulations of any governmental agency or self-regulatory organization governing his or her activities.

B)
All Access Persons required to report under this Code are listed on Exhibit A.  Employees beginning employment with the Adviser will be notified at the time of hire if they are Access Persons.  All Access Persons will be notified of their reporting obligations under this Code.  Employees who are not Access Persons at the time of hire may become Access Persons and such Employees will be notified of their reporting obligations set forth in this Code and procedures adopted hereunder.

C)
Each Employee will receive information on how to access the Code and the related procedures on the Adviser’s electronic personal trading platform at the time of his or her employment and must complete and submit a statement (Exhibit B) at least annually that he or she has reviewed the Code.  Each Employee shall have and maintain knowledge of and shall comply with the provisions of this Code and any procedures adopted hereunder.

D)
All Employees shall comply with all laws and regulations concerning insider trading and with the Adviser’s prohibition against insider trading contained in the “Policy Statement on Insider Trading”.  Trading on or communicating material non-public information, or “inside information,” of any sort, whether obtained in the course of research activities, through a client relationship or otherwise, is strictly prohibited.

E)
All Employees shall comply strictly with procedures established by the Adviser to ensure compliance with this Code and with applicable federal and state laws and regulations of governmental agencies and self-regulatory organizations.  Employees shall not knowingly participate in, assist, or condone (i) any act in violation of any statute or regulation governing securities matters or the Adviser, nor (ii) any act which would violate any provision of this Code or any procedures adopted hereunder.

F)
Each Employee having supervisory responsibility shall exercise reasonable supervision over Employees subject to his or her control, with a view to preventing any violation by such persons of applicable statutes or regulations, the Code of the GoodHaven Fund, or the provisions of this Code or procedures adopted hereunder.

G)
Any Employee encountering evidence that acts in violation of applicable statutes or regulations or provisions of this Code or procedures adopted hereunder have occurred shall report such evidence to the Compliance Officer or such other person as appointed in procedures adopted hereunder.  The Compliance Officer will report all violations to the Managing Partners of the Adviser.  Any material violation of the Code will also be reported to the CCO of any fund managed by the firm, if different than the CCO of the Adviser.  Such action by the Employee shall remain confidential, unless the Employee waives confidentiality or federal or state authorities compel disclosure.  Failure to report such evidence may result in disciplinary proceedings and may include sanctions as set forth in procedures adopted hereunder.

H)	Interns and temps will be subject to confidentiality provisions and may be required to disclose personal holdings or transactions depending on the nature and duration of their employment.

III.	ACTIVITIES AND TRANSACTIONS OF ACCESS PERSONS

A)
No Access Person shall recommend to, or cause or attempt to cause, Client Accounts to acquire, dispose of, or hold any security (including, any option, warrant or other right or interest relating to such security) of which such Access Person or an affiliate of such Access Person has direct or indirect beneficial ownership unless the Access Person has first disclosed in writing to the Compliance Officer all facts reasonably necessary to identify the nature of the ownership of such Access Person or his or her affiliate in such security.

However, nothing in this section shall be construed to prevent the firm or its Managing Partners or Employees from purchasing or selling the same or different securities as those purchased or sold for Client Accounts so long as such purchases or sales do not materially disadvantage any Client, are consistent with the Code and its procedures, and the actions are in furtherance of the firm’s principle that Managing Partners, and Employees to the extent practicable or advisable, shall be willing to invest in the same securities they recommend to Clients.  All such transactions shall be pre-approved by the Chief Compliance Officer.

B)
Notwithstanding the above, it shall not be a violation of the Adviser’s Code if an Access Person recommends to, or causes or attempts to cause, Client Accounts to engage in any transaction concerning a security (or related interest) held by the Access Person through a Discretionary Account before the Access Person knows that he or she is the direct or indirect beneficial owner of such security (or related interest).

C)	Limited Offerings and Initial Public Offerings:

1)
No Access Person shall acquire direct or indirect beneficial ownership of an unregistered security issued in a Limited Offering or an Initial Public Offering without pre-clearance by the Compliance Officer.

2)	Under normal circumstances, such approval will not be withheld if the Access Person demonstrates that:

(a)	the investment is not suitable for any of the Client Accounts;

(b)	the investment opportunity was unique to the individual circumstances of the Access Person; and

(c)	no overreaching would or could occur.

Access Persons who have been authorized to acquire securities in an Initial Public Offering or Limited Offering must disclose their investment to the Compliance Officer if the Access Person participates in any way in the subsequent decision by the Adviser to purchase or sell that same security for a Client Account.

D)
If, as a result of fiduciary obligations to other persons or entities, an Access Person believes that such person or an affiliate of such person is unable to comply with certain provisions of the Code, such Access Person shall so advise a Managing Partner of the Adviser and the Compliance Officer in writing, setting forth with reasonable specificity the nature of such fiduciary obligations and the reasons why such Access Person believes such person is unable to comply with any such provisions.  A Managing Partner of the Adviser, may, in its discretion, exempt such Access Person or an affiliate of such person from any such provisions, if it is determined that the services of such Access Person are valuable to the Adviser and the failure to grant such exemption is likely to cause such Access Person to be unable to render services to the Adviser.

E)  In accordance with section 17j-1(b) of the Investment Company Act of 1940, Affiliated Persons of the Adviser are prohibited from engaging in the following, in connection with the purchase or sale, directly or indirectly, by the Affiliated Persons, of a security held or to be acquired by the GoodHaven Fund: (1) employing any device, scheme or artifice to defraud the GoodHaven Fund; (2) making any untrue statements of a material fact to the GoodHaven Fund or omitting to state a material fact necessary in order to make the statements made to the GoodHaven Fund, in light of the circumstances in which they are made, not misleading; (3) engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the GoodHaven Fund; or (4) engaging in any manipulative practice with respect to the GoodHaven Fund.

The Managing Partners of the Adviser shall notify the Compliance Officer of the exemption.  Any Access Person granted an exemption (including, an exception for an affiliate of such person), pursuant to this Section shall, within three business days after engaging in a purchase or sale of a security held or to be acquired by a Client, furnish the Compliance Officer with a written report concerning such transaction, setting forth the information specified in Section IV.C hereof.

IV.           REPORTING

A)
Except as provided by Section IV.E hereof, every Access Person shall report to the Compliance Officer, as detailed in the Code of Ethics Procedures, the information described in Sections IV.B and IV.C hereof with respect to transactions in any reportable security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security (whether or not such security is a security held or to be acquired by a Client); provided, however, that any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates. The Compliance Officer shall review the reports submitted by Access Persons, pursuant to this Code, and a Managing Partner shall review the Compliance Officer’s reports, submitted pursuant to this Code.

B)
Initial Holdings Report.  Each Access Person, within ten days of becoming an Access Person, shall report to the Adviser, the following information, which must be current as of a date no more than 45 days prior to the date the report was submitted:

1)
The title and type of security, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

2)
The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became and Access Person; and

3)	The date that the report is submitted by the Access Person.

C)
Quarterly Transactions Report. Each Access Person, not later than thirty days after the end of the calendar quarter in which the transaction to which the report relates was effected, shall report the following information:

1)	With Respect to Transactions during the Quarter in Reportable Securities:

a)	The date of transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Reportable Security involved;

b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c)	The price at which the transaction was effected; and

d)	The name of the broker, dealer or bank with or through which the transaction was effected.

e)	The date that the report is submitted by the Access Person.

2)	With Respect to New Accounts Established During the Quarter in which Any Securities Were Held:

a)	The name of the broker, dealer or bank with whom the Access Person established the account;

b)	The date the account was established; and

c)	The date that the report is submitted by the Access Person.

D)
Annual Holdings Report.  Each Access Person, no later than thirty days after December 31 of each year, shall report the following information, which must be current as of a date no more than 45 days prior to the date the report is submitted:

1)	The title, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial interest;

2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

3)	The date that the report is submitted by the Access Person.

In the event that no securities are held as of December 31, the report should specify that securities were not held as of such date.  This report should include all securities and other financial property, including book entry shares held at companies, broker/dealers, investment advisers or other institutions and physically issued certificates held in a safe deposit box, at one’s home, or in the trust department of a bank or trust company.

E)	Notwithstanding the provisions of Sections IV.A and IV.C hereof,

1)	transactions effected for any account over which such person does not have any direct or indirect influence or control need not be reported;

2)	transactions effected pursuant to an automatic reinvestment plan need not be reported;

3)
information submitted in the Quarterly Transactions Report need not duplicate information reported to the Compliance Officer (including duplicate confirms/statements) with respect to that Access Person, so long as the information is received no later than thirty days after the end of the calendar quarter.

F)
On an annual basis, the Compliance Officer shall submit a written report to the Board of Trustees (the “Board”) of the GoodHaven Fund, which: (1) describes any material issues arising under this Code or procedures since the last report to the Board, including, but not limited to information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and (2) certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

G)	The records created and maintained under this Code shall be maintained and preserved for the required period either electronically or in paper format as follows:

1)	A copy of each Code for the Adviser, in effect at any time in the last five years, must be maintained in an easily accessible place.

2)
A copy of any records of violations of the Code or any action taken as a result of a violation must be maintained in an easily accessible place for five years after the end of the fiscal year in which the violation occurs.

3)
All Initial Holdings Reports, Quarterly Transactions Reports and Annual Holdings Reports from Access Persons, and all reports to the Board of the Trust to which the GoodHaven Fund is a series fund shall be maintained for at least five years after the end of the fiscal year in which the report was made, the first two years in an easily accessible place.

4)
A record of all persons currently or within the past five years who are or were required to make reports and persons designated to review the reports required under this Code shall be maintained in an easily accessible place for at least five years.

5)
Approvals of the purchase of Reportable Securities on the Adviser’s Restricted List, and approvals of purchases of shares of Initial Public Offerings or Limited Offerings shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

V.	SANCTIONS

A)	Disciplinary Actions

Any violation of this Code, for any reason or of any level of severity (whether or not the actor intended to violate the Code), may be grounds for any disciplinary action, including dismissal.

The Adviser may take one or more of the following disciplinary actions including but not limited to, issuing a letter of instruction; requiring a meeting with the Compliance Officer; issuing a disciplinary memorandum; issuing a violation report; issuing a letter of reprimand; requiring disgorgement of profits; requiring trade(s) to be broken at the Access Person’s expense; requiring corrective action; suspension of trading privileges; requiring the consolidation of Access Persons accounts with certain brokers; monetary fines; suspension, dismissal and reporting the violation to the appropriate regulatory authorities.  There is no mandatory acceleration of these disciplinary actions and the Adviser may impose any sanction at any time.

B)	Procedural Noncompliance

Noncompliance with the procedural requirements of this Code (e.g., failure to submit quarterly reports in a timely manner) shall be noted.  Repeated noncompliance (i.e., three similar failures to comply with technical or procedural requirements within a one year period) will be considered a violation and may result in disciplinary action.

C)	Violations and Trading Noncompliance

Failure to comply with the pre-clearance requirements and/or substantive prohibitions of this Code with respect to trading activity may result in disciplinary action.  Notwithstanding the above provision, nothing in this section shall be construed to prevent the firm or its Managing Partners or Employees from purchasing or selling the same or different securities as those purchased or sold for Client Accounts so long as such purchases or sales do not materially disadvantage any Client, are consistent with the Code and these Procedures, and the actions are in furtherance of the firm’s principle that Managing Partners, and Employees to the extent practicable or advisable, shall be willing to invest in the same securities they recommend to Clients. In this regard, the Adviser believes that a violation of this Code which creates an actual conflict of interest that, in fact, disadvantages a Client will generally result in disciplinary action absent extenuating circumstances.

D)	Extenuating Circumstances

The Adviser recognizes that instances of inadvertent noncompliance or violation may occur or that extenuating circumstances may apply to specific instances of noncompliance or violation.  In such an event, the Access Person shall immediately notify the Compliance Officer who shall have discretion to determine appropriate remedial action.

Adopted:  December 2010

Amended:  January 2011

Amended: March 2012

Amended: January 2015

Amended: February 2015

Amended: April 2015

Exhibit A

LIST OF ACCESS PERSONS REQUIRED TO REPORT UNDER THE CODE

Keith Trauner
Larry Pitkowsky
Sarah Gillespie
David Gresser
Lynn Iacona
Artie Kwok

Access Person List as of January 2016 as Amended

Exhibit B-1

(Privileged and Confidential Information)

GOODHAVEN CAPITAL MANAGEMENT

CODE OF ETHICS

INITIAL/ ANNUAL ACKNOWLEDGMENT FORM FOR ACCESS PERSONS

I have read GoodHaven Capital Management’s (“GoodHaven”) Code of Ethics and Procedures.  I understand the requirements thereof and recognize that I am subject to the Code of Ethics, and except as otherwise disclosed to the Chief Compliance Officer, I certify that I have, to date, complied with, and will continue to comply with, such requirements.  I understand that any violation of the Code of Ethics may lead to sanctions or other significant remedial action.

In addition, I have reported or disclosed all personal securities transactions required to be reported or disclosed pursuant to the requirements of the Code of Ethics.  I have reported to the Compliance Officer all additions and/or deletions of accounts for reportable securities for which I have direct or indirect beneficial ownership held at broker/dealers, companies or other institutions.

I understand that that I am prohibited from acquiring any securities in a private placement or IPO without prior written approval and that all transactions in Reportable Securities on the Restricted List  require written pre-clearance by a designated member of the Adviser’s Investment Committee.

Print Name

Signature

Date

Exhibit B-2

GOODHAVEN CAPITAL MANAGEMENT

CODE OF ETHICS

INITIAL/ANNUAL ACKNOWLEDGMENT FORM FOR PERSONS WHO ARE NOT ACCESS PERSONS

I have read GoodHaven Capital Management’s Code of Ethics and I understand the requirements thereof.  I acknowledge that the Chief Compliance Officer has determined that I am not an Access Person as defined in the Code of Ethics, and therefore I am not subject to the reporting requirements contained therein until otherwise notified by the Chief Compliance Officer.

Print Name

Signature

Date

Exhibit C

GOODHAVEN CAPITAL MANAGEMENT

INITIAL HOLDINGS OF ACCESS PERSONS

AS OF __________

INSTRUCTIONS

You must list each Reportable Security in which you have Beneficial Ownership that you hold at the end of the date indicated above.  Use additional sheets if necessary. All information must be current as of a date no more than 45 days prior to the date this certification is being submitted.  For accounts that are wholly owned or jointly owned with a spouse, a brokerage statement may be submitted to satisfy the recordkeeping table below so long as the statement is current as of the end of the previous month.  A signature is still required.  Attach copies of recent brokerage statements reflecting these holding and the brokerage account location including account number.

Name of Security	Number of Shares or Principal Amount	Registration on Security or Account	Nature of Interest	Name of Broker, Dealer or Bank

Certifications:  I hereby certify that:

1.           The securities listed above or in the brokerage statements that I have provided to the Adviser reflect all the Reportable Securities in which I have Beneficial Ownership as of the date listed above.

2.           I have read the Code of Ethics and certify that I am in compliance with it.

Date:________________	Signature: _______________
Name: _______________

Exhibit D
GOODHAVEN CAPITAL MANAGEMENT

QUARTERLY SECURITIES TRANSACTION REPORT

For The Calendar Quarter Ended __________
(Must be completed within 30 days of quarter end)

INSTRUCTIONS

Report all transactions in Reportable Securities in any account in which you have a Beneficial Ownership. Use additional sheets if necessary. Write “none” if you have no transactions in Reportable Securities during the quarter.

If you submit copies of your monthly brokerage statements to the Compliance Officer or if your brokerage transactions are received electronically directly from the broker and they disclose the required information with respect to all Reportable Securities in which you have Beneficial Ownership, while you still must sign and return this form, you need not fill in the details of security transactions below unless you have established a new account during the quarter.
Name of Security	Date of Transaction	Purchase/Sale	No. of Shares or Principal Amount	Price	Broker, Dealer or Other Party Through Whom Transaction Was Made

New Accounts:  Complete the following information if you have opened a new securities account during the quarter.  Transactions in securities should be listed above.
Title of Account	Name and Mailing Address of Institution at which account was opened	Account Number

I certify that the information provided above is correct.

Date:                                 Signature:

                                                                           Name:

 Exhibit E
GOODHAVEN CAPITAL MANAGEMENT

ANNUAL ASSET CERTIFICATION OF ACCESS PERSONS

For the Year Ended ____
(Must be completed within 30 days of year end)

INSTRUCTIONS

Report all holdings in Reportable Securities in any account in which you have a Beneficial Ownership. Use additional sheets if necessary. Write “none” if you have no holdings in Reportable Securities at year end.

If you submit copies of your monthly brokerage statements to the Compliance Officer or if your brokerage holdings are received electronically directly from the broker, and they disclose the required information with respect to all Reportable Securities in which you have Beneficial Ownership, while you still must sign and return this form, you need not fill in the details of security holdings below unless you have established a new account which you need to report. You must also complete this form for any Reportable Securities not included in your account statements.
Name of Security	Number of Shares or Principal Amount	Registration on Security or Account	Nature of Interest	Name of Broker, Dealer or Bank

Certifications:  I hereby certify that:
1.           I have reported all the Reportable Securities for which I have Beneficial Ownership at the end of the period.
2.           I have read the Code of Ethics and certify that I am in compliance with it.

Date:                               Signature:

                                                                         Name:

Exhibit F

GOODHAVEN CAPITAL MANAGEMENT

Pre-Clearance of Personal Reportable Securities Transactions

I hereby request permission to effect a transaction in the security indicated below for my own account or other account in which I have a beneficial interest or legal title.  Approval of a transaction will be effective for up to 72 hours from the time of receipt.   Any transaction, or portion thereof, not so completed will require a new approval.  Note:  A separate form must be used for each security transaction.

PART 1: To be completed by employee seeking pre-clearance.

1.	Employee Name:
2.	Date of Request:
3.	Name of Issuer/Security:
4.	Quantity (specify Par/Shares/Contracts):
5.	Is this a purchase or sell transaction?
6.	Is this security a new issue (IPO)?	YES❒ NO❒
7.	Is this an unregistered or private placement security or Limited Offering?	YES❒ NO❒
8.	Do you, or to your knowledge, does anyone else at GoodHaven possess any “material non- public information" regarding the security or the issuer of the security?	YES❒ NO❒

Employee Certification:
I have read the GoodHaven Capital Management, LLC Code of Ethics, Code of Ethics Procedures and the Insider Trading Procedures within the past year, and I believe that this transaction complies with the Code of Ethics, Code of Ethics Procedures and the Insider Trading Procedures.
Employee’s Signature: ______________________________________________
Print Name:_________________________________________________

PART II: TO BE COMPLETED BY CHIEF COMPLIANCE OFFICER UNLESS THE CCO OR A RELATED PARTY IS REQUESTING PRE-CLEARANCE IN WHICH CASE MUST BE APPROVED BY MANAGING PARTNER WHO IS NOT THE CCO.

PERMISSION: Granted _______
                Denied  _______
Date:___________________

Signature:______________________________________________ Approving Officer

Print Name:____________________________________________

Comments:

Part III: Confirmation of Execution/Non-Execution

Was order fully executed?                                                      Y           N

______________________________   Date: ________________
Chief Compliance Officer

Exhibit G

GOODHAVEN CAPITAL MANAGEMENT

ANNUAL ATTESTATION OF ACCESS PERSON AFFILIATES

As of ____

INSTRUCTIONS

Disclose all family or affiliate relationships representing a conflict of interest, as defined in our Code of Ethics and listed below, to the Fund and or the Adviser. If you have any questions regarding this policy or what constitutes a conflict of interest please contact the CCO. Write “none” if you have no conflicts of interest.

Name of Family or Affiliate Representing a Conflict of Interest	Relationship to Access Person	Nature of Conflict of Interest

DEFINITIONS

Conflicts of interest generally result from a situation in which an individual has personal interests in a matter that is or may be competitive with his responsibilities to another person or entity (such as a Client of the Adviser) or where an individual has or may have competing obligations or responsibilities to two or more persons or entities.  In the case of the relationship between the Adviser or the GoodHaven Fund on the one hand, and its Employees and Access Persons and their respective affiliates, on the other hand, such conflicts may result from the purchase or sale of securities for Client Accounts including the GoodHaven Fund and for the account of any affiliated person or from the purchase or sale for Client Accounts or the GoodHaven Fund of securities in which an Access Person or Employee of the Adviser or the GoodHaven Fund, or his or her affiliates, has an interest.  In these cases, the first preference and priority should be to avoid conflicts of interest where possible and, where they unavoidably occur, to resolve them in a manner not disadvantageous to the Client, including with appropriate disclosure when required.  Notwithstanding the prior sentence, there is no outright prohibition on:

(a)	Employees or Access Persons holding shares of companies or affiliated investment companies in which Client Accounts or a GoodHaven Fund are also invested; and

(b)	Aggregation of transactions of Employees or Access Persons with Client Accounts so long as

1.           Such aggregation does not result in a prohibited “affiliated transaction” as defined in the Investment Advisers Act of 1940, as amended, or the Investment Company Act of 1940, as amended, except as permitted under rules, regulations or exemptions under each of them, or a “prohibited transaction” under the Employee Retirement Income Security Act of 1974, as amended (except as permitted under rules, regulations and exemptions including class exemptions or any other administrative exemption or relief thereunder); and

2. Such aggregation does not materially disadvantage any Client Account.

B.
No Access Person shall serve on the board of directors/trustees of publicly traded companies (whether for profit or not for profit) without prior written approval of the Compliance Officer and a Managing Partner of the Adviser.  Any such service shall be subject to the GoodHaven Fund’s policy prohibiting service on the Board of a company in which the Fund invests.

CERTIFICATIONS

I hereby certify that:
1.           I have disclosed all family or affiliate relationships representing a conflict of interest.
2.           I have read the Code of Ethics and certify that I am in compliance with it.

Date:                               Signature:

                                                                          Name: